Exhibit 99.1

NEWS RELEASE	CONTACT:	Randy Lieble
FOR IMMEDIATE RELEASE		(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES THAT THE SEVENTH CIRCUIT COURT OF APPEALS HAS RULED THAT PRESTO IS NOT AN INVESTMENT COMPANY

Eau Claire, Wisconsin (May 15, 2007) – National Presto Industries, Inc. (NYSE: NPK) announced that the Seventh Circuit Court of Appeals issued its opinion today reversing the decision of the district court in Securities and Exchange Commission v. National Presto Industries, Inc.

The Seventh Circuit ruled that the Company was not an investment company and decided:

The judgment of the district court is reversed. Presto, which registered as an investment company only under judicial compulsion, now is free to drop that registration and operate under the Securities Exchange Act of 1934 whether or not the SEC gives its formal approach to that step.

Maryjo Cohen, President of National Presto Industries, stated, “We are delighted with both the decision and the outcome. The court’s opinion is logical and well reasoned and is a valuable legal precedent which will no doubt be cited in future cases. We are reviewing the ramifications of the decision with our counsel and auditors. It is not known whether the Securities Exchange Commission will be appealing the judgment.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuses, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release may contain “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.